EXHIBIT 10.4

AGREEMENT (the “Agreement”), dated as of May 15, 2003, between Superior Financial Corp., a Delaware corporation (the “Company”) and C. Marvin Scott (the “Executive”).

WHEREAS Arvest Holdings, Inc., an Arkansas corporation (“Parent”), AHI Acquisition, Inc., an Arkansas corporation (“Sub”) and the Company intend to enter into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which the Company shall become a subsidiary of Parent upon the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has requested that the Executive enter into this Agreement; and

WHEREAS the Company and the Executive have previously entered into an employment letter agreement dated as of January 1, 1998 and amended as of August 18, 1999 (the “Employment Agreement”) and a change of control compensation agreement dated as of July 23, 1999 (the “CIC Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Prior Agreements.    As of the Effective Time (as defined in the Merger Agreement), the Executive hereby agrees that the Employment Agreement and the CIC Agreement shall be terminated and of no further force and effect. This Agreement shall be null and void ab initio and of no further force and effect if the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.

2.  Gross-up Payment.    (a)  In the event it shall be finally determined, in a proceeding that is non-appealable, that any payment, award, benefit or distribution by the Company (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 2) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any corresponding provisions of state or local tax laws, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 2(b) and the Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(b)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)	give the Company any information reasonably requested by the Company relating to such claim;

(ii)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate	with the Company in good faith in order effectively to contest such claim; and

(iv) permit	the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(c)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2(b), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 2(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 2(b), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

3.  Benefits and Perquisites under Prior Agreements.    (a)  Automobile. The ownership of the 2002 Buick Park Avenue currently provided by the Company for the benefit of Executive shall be transferred, fully paid and free of charge, to Executive upon the termination of his employment from the Company.

(b)  Continuation of Insurance.    For three years following the Effective Time, the Executive shall continue to be covered by the group life insurance, medical insurance, dental insurance and accident & disability insurance plans of the Company and its subsidiaries or any successor plan or program in effect at or after termination for employees in the same class or category as was the Executive prior to his termination from the Company. In the event the Executive is ineligible to continue to be so covered under the terms of any such benefit plan or program, or, in the event the Executive is eligible but the benefits applicable to Executive under any such plan or program after termination are not substantially equivalent to the benefits applicable to the Executive immediately prior to termination, then the Company shall for a period of three years following the termination date, pay, provide or cause to be provided, benefits, or such additional benefits as may be necessary to make the benefits applicable to the Executive substantially equivalent to those in effect before termination, through other sources; provided, however, that if during such period the Executive should enter into the employ of another company or firm which provides substantially similar benefit coverage, Executive’s participation in the comparable benefit provided by the Company either directly or through such other sources shall cease. Nothing contained in this Section 3(b) shall be deemed to require or permit termination or restriction of any Executive’s coverage under any plan or program of the Company or any of its subsidiaries or any successor plan or program thereto to which the Executive is entitled under the terms of such plan or program.

(c)  Relocation.    If, within three years after the Executive’s termination, the Executive gives the Company or its successor written notice that he desires to relocate his primary residence, the Company will pay the Executive $100,000 to relocate the Executive to any city of Executive’s choice within the United States. Thereafter, the Company or its successor shall have no further responsibilities to the Executive for relocation.

(d)  Country Club.    The ownership of all club memberships paid by the Company for the Executive prior to his termination from the Company shall be transferred, fully paid and free of charge, to Executive upon the termination of his employment from the Company.

4.  Representations and Covenants of Executive.    The Executive represents, warrants and covenants that (a) the Executive has the full right and authority to enter into this Agreement and perform his obligations hereunder, (b) the Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to Parent and the Company and (c) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Executive is subject.

5.  Consent to Jurisdiction; Waiver of Jury Trial.    (a)  The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of any federal court located within the State of Arkansas (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Arkansas) over any dispute arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 5(a); provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of Section 5 or enforcing any judgment obtained by the other party.

(b)  The agreement of the parties to the forum described in Section 5(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 5(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 5(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)  Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 13. In addition, the Executive irrevocably appoints Feld, Hyde, Wertheimer & Bryant, P.C. as the Executive’s agent for service of process in connection with any suit, action or proceeding, who shall promptly advise the Executive of any such service of process.

(d)  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5(d).

6.  Withholding.    The Company may withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

7.  Assignment.    (a)  This Agreement is personal to the Executive and without the prior written consent of a duly authorized officer of Parent and the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, in the event of the Executive’s death, the Executive’s estate and heirs in the case of any payments due to the Executive hereunder).

(c)  The Company may assign this Agreement and its rights and obligations hereunder to any entity which, by way of merger, consolidation, purchase or otherwise, becomes, directly or indirectly, a successor to all or substantially all of the business and/or assets of the Company. Without impairing the Executive’s obligations hereunder, the Company may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). The Executive acknowledges and agrees that all of the Executive’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company, their subsidiaries and affiliates and their successors and permitted assigns.

8.  Governing Law.    The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arkansas without regard to principles of conflict of laws.

9.  Amendment; No Waiver.    No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of Parent and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.  Severability.    The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

11.  Entire Agreement.    This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and all oral or written agreements or representations, express or implied, with respect to the subject matter hereof and thereof are set forth in this Agreement.

12.  Survival of Rights and Obligations.    The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of the Executive’s employment with the Company or any settlement of the financial rights and obligations arising from the Executive’s employment with the Company, to the extent necessary to preserve the intended benefits of such provisions.

13.  Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or via facsimile, addressed as follows:

If to the Company:	Superior Financial Corp.
16101 LaGrande Drive
Suite 103
Little Rock, AR 72223
fax:

If to the Executive:	C. Marvin Scott
4342 Highway 282
Van Buren, AR 72596
telephone: (479) 474-8660

or to such other address as either party shall have furnished to the other in writing. All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) three (3) business days after being sent by first class certified mail, return receipt requested, postage prepaid; (c) one (1) business day after sending by next-day delivery service with confirmation of receipt; or (d) if given by facsimile, at the time transmitted to the respective facsimile numbers set forth below, or to such other facsimile number as either party may have furnished to the other in writing in accordance herewith, and the appropriate confirmation received (or, if such time is not during a business day, at the beginning of the next such business day). As used herein, the term “business day” means any day that is not a Saturday, Sunday or legal holiday in the State of Arkansas.

14.  Reimbursement of Legal Fees.    The prevailing party shall be entitled to recover from the non-prevailing party all litigation costs and attorneys’ fees and expenses incurred by the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement.

15.  Third-Party Beneficiaries.    The parties acknowledge and agree that Parent is an intended third-party beneficiary of this Agreement. Except as expressly provided herein, this Agreement shall not confer on any person other than Parent or the parties hereto any rights or remedies hereunder.

16.  Headings and References.    The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All references to the term “including” shall be deemed to mean “including, without limitation”.

17.  Counterparts.    This Agreement may be executed (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

SUPERIOR FINANCIAL CORP.

By:	/s/ C. STANLEY BAILEY
Name: C. Stanley Bailey Title: Chairman & CEO

/s/ C. MARVIN SCOTT
C. MARVIN SCOTT